Exhibit 8.1

                  Federal Tax Opinion of Breyer & Associates PC


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                     [Letterhead of Breyer & Associates PC]



                                        August 2, 1999

Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
2707 Colby Avenue, Suite 600
Everett, Washington  98201

     Re: Certain Federal Income Tax Consequences Relating to Proposed Conversion of Mutual Bancshares (to be known as EverTrust Financial Group, Inc.) and Everett Mutual Bank

Gentlemen and Lady:

     In accordance with your request, set forth hereinbelow is this firm's opinion relating to the material federal income tax consequences which will result from the transaction described below. Our opinions herein are limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as stated herein.

     Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion (the "Plan) between Mutual Bancshares (the "Mutual Holding Company") and Everett Mutual Bank (the "Savings Bank") (collectively, the "Converted Entities" after conversion).

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan as adopted by the Board of Directors on March 20, 1999 and amended on May 24, 1999; the charter and bylaws of the Savings Bank; the articles of incorporation and bylaws of EverTrust Financial Group, Inc. (the "Holding Company"); the Affidavit of Representations dated August 2, 1999 provided to us by the Savings Bank and the Holding Company (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original

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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 2


documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

     Based solely upon our review of such documents, and upon such factual information as the Savings Bank and the Holding Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.


                                   BACKGROUND

     On  September  30,  1993,  Everett  Mutual  Bank,  a  mutual  savings  bank reorganized into the mutual holding company form of organization. That transaction was accomplished as follows: (1) Everett Mutual Bank established the Mutual Holding Company, Mutual Bancshares, under Washington law; (2) the Mutual Holding Company chartered an interim stock savings bank as a wholly owned subsidiary ("ISB"); and (3) ISB merged with Everett Mutual Bank under the name "Everett Mutual Bank" and under the stock charter of the ISB (the "Merger"). Pursuant to the Merger, all the issued and outstanding shares of common stock of ISB automatically were converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of common stock of the new stock savings bank, Everett Mutual Bank, which is wholly owned by the Mutual Holding Company. As of the date hereof, the Mutual Holding Company currently owns 100.00% of the outstanding Savings Bank Common Stock.

     The Savings Bank is a Washington-chartered savings bank. The Savings Bank is also a member of the Federal Home Loan Bank System and its deposits are federally insured under the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Savings Bank's and the Holding Company's main office is located in Everett, Washington.

     The Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate residential mortgage loans, as well as multi-family, commercial real estate and construction loans located in its primary market area. The Savings Bank is also an active originator of residential construction loans and commercial real estate loans. At March 31, 1999, the Savings Bank had total assets of $426.5 million, net income of $4.5 million, and equity of $41.5 million.

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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 3


     The Holding Company was incorporated on September 30, 1993 under the laws of the State of Washington as a business trust in order to act as a savings institution holding company. As such, the Holding Company had no authority to issue common stock. The Holding Company's Declaration of Trust was subsequently amended and restated to read in the form of a general business corporation under Washington law with an authorized capital structure of 49 million shares of common stock and one million shares of preferred stock.


                              PROPOSED TRANSACTION

     Management of the Holding Company and the Savings Bank believes that the Conversion offers a number of advantages which will be important to the future growth and performance of the Holding Company and the Savings Bank in that it is intended to support the current lending and investment activities and also support possible future expansion and diversification of operations; afford the Savings Bank's depositors and others the opportunity to become stockholders of the Holding Company and participate more directly in, and contribute to, any future growth of the Holding Company and the Savings Bank; enable the Holding Company and the Savings Bank to raise additional capital in the public equity or debt markets should the need arise.

     Accordingly, pursuant to the Plan, the Holding Company and the Savings Bank will undergo the Conversion whereby the Holding Company will be authorized to issue stock. As part of the Conversion, the Holding Company will contribute at least 50% of the net proceeds realized by the Holding Company from the sale of its Common Stock to the Savings Bank, less amounts necessary to fund the Employee Stock Ownership Plan of the Savings Bank, or such other percentage as the FDIC or Washington Department of Financial Institutions, Division of Banks (the "Division") may authorize or require.

     Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Board of Directors of the Savings Bank and the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the of the Holding Company, as converted. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Conversion will be deemed effective concurrently with the closing of the sale of the Common Stock.

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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 4


     Under the Plan and in accordance with regulations of the FDIC and the Division, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1) Depositors of Everett Mutual Bank with $50.00 or more on deposit as of December 31, 1997;

     (2)  EverTrust Financial Group, Inc.'s employee stock ownership plan;

     (3) Depositors of Everett Mutual Bank with $50.00 or more on deposit as of June 30, 1999;

     (4)  Depositors  and borrowers of Everett  Mutual Bank as of July 31, 1999;
          and

     (5) Depositors of Commercial Bank of Everett with $50.00 or more on deposit as of December 31, 1997.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering in the following order of priority:

     (a)  Natural persons residing in Snohomish County; and

     (b)  The general public.

     Any shares of Common Stock not subscribed for in the Community Offering will be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

     The Plan also provides for the establishment of a Liquidation Account by the Savings Bank for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Savings Bank. The account holders will have an inchoate

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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 5


interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Savings Bank in event of liquidation prior to any liquidation distribution being made with respect to capital stock.

     Following the Conversion, voting rights in the Savings Bank will remain vested in the sole holder of stock in the Savings Bank, which will be the Holding Company. Voting rights in the Holding Company after the Conversion will be vested in the holders of the Common Stock.

     The Conversion will not interrupt the business of the Savings Bank. The Savings Bank will continue to engage in the same business as the Savings Bank immediately prior to the Conversion, and the Savings Bank will continue to have its savings accounts insured by the BIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Conversion. All loans of the Savings Bank will remain unchanged and retain their same characteristics in the Savings Bank.

     The Plan must be approved by the FDIC and the Division and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Savings Bank's depositors and borrowers called to vote on the Plan.

     Immediately prior to the Conversion,  the Savings Bank will have a positive
net  worth   determined  in  accordance  with  generally   accepted   accounting
principles.

                                     OPINION

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1.   The Conversion will constitute a reorganization  within the meaning of
          Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Savings Bank, the Holding Company or the Converted Entities as a result of the Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).


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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 6



     2. The assets of the Savings Bank and the Holding Company will have the same basis in the hands of the Converted Entities as in the hands of the Savings Bank and the Holding Company immediately prior to the Conversion (Section 362(b) of the Code).

     3. The holding period of the assets of the Savings Bank and the Holding Company to be received by the Converted Entities will include the period during which the assets were held by the Savings Bank prior to the Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Savings Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Savings Bank (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Savings Bank in exchange for capital stock of the Savings Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969- 1 C.B. 101).

     5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Bank upon the issuance of them of deposit accounts in the Converted Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Savings Bank held immediately prior to the Conversion (Section 1001(a) of the Code; Treas. Reg. ss.1.1001-1(a)).

     7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Savings Bank received as part of the Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Savings Bank surrendered in exchange therefor (Section 1012 of the Code).

     8. Gain or loss, if any, will be realized by the deposit account holders of the Savings Bank upon the constructive receipt of their interest in the liquidation account of the Converted Savings Bank and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the


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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 7


          Savings Bank. Any such gain will be recognized by the Savings Bank deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-646, 1969-2 C.B. 54.)

      9. The basis of each account holder's interest in the Liquidation Account received in the Conversion and to be established by the Converted Savings Bank pursuant to the Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

     11. The basis of the Common Stock acquired in the Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

                                SCOPE OF OPINION

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position


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Boards of Directors
EverTrust Financial Group, Inc.
Everett Mutual Bank
August 2, 1999
Page 8


contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.


                                    CONSENTS

     We hereby consent to the filing of this opinion with the Division and the FDIC as an exhibit to the Application for Approval of Conversion.

     We also hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference on our firm in the Prospectus, which is a part of the Registration Statement, under the headings
"MUTUAL BANCSHARES' CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of Everett Mutual Bank -- Tax Effects" and "LEGAL AND TAX OPINIONS."


                                        Very truly yours,


                                        /s/ Breyer & Associates, P.C.


                                        BREYER & ASSOCIATES, P.C.